Exhibit 10.1

Frank Tornaghi
*****
*****

Re: Retirement Agreement
Dear Frank:
I am writing to confirm the terms of your separation from employment with Xilinx, Inc. (the “Company”). This letter, upon your signature, will constitute the entire and final agreement between you and the Company concerning the terms of your separation from employment and offers you a retirement package in exchange for a release of claims (the “Retirement Agreement”).
1.Separation Date: As a result of your retirement, your employment with the Company will terminate effective March 27, 2015 (the “Separation Date”).
2.Payment of Final Wage: On your Separation Date, the Company will provide you with your final pay that will include all wages earned through the Separation Date, including unused accrued vacation, all subject to appropriate tax withholding. You will be reimbursed for all outstanding business expenses according to the usual Company procedures. You will be reimbursed for any amount you have contributed to your Employee Stock Purchase Plan account, if applicable. You will be provided with the payments described in this Section 2 whether or not you sign this Retirement Agreement.
3.Health Benefits: Your medical, dental and vision coverage under the Company’s plans will continue through March 31, 2015. If you desire to continue medical, dental and vision coverage, you may elect coverage as provided under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the Company’s group health plan subject to the requirements of COBRA. Further information regarding COBRA coverage will be sent to you in a separate letter via US mail following your Separation Date.
4.Equity Awards: Vesting on all options and restricted stock units held by you will cease as of the Separation Date. Except as set forth in Section 5, any restricted stock units that are unvested as of your Separation Date will be cancelled. You have seven (7) months after your Separation Date in which to exercise vested stock options. You may determine how many vested shares subject to outstanding stock options you will hold as of the Separation Date and confirm the exercise period for such options by accessing your equity account at http://eac.schwab.com. It is your responsibility to determine the number of days you have after the Separation Date to exercise your outstanding stock options. If you fail to exercise within the specified time period, the options will expire and no longer be exercisable.
5.Retirement Package: Subject to your timely execution and failure to revoke this Retirement Agreement in accordance with Section 9.2 below and your compliance with Section 11 below, the Company agrees to provide you with the following payments and benefits (“Retirement Package”) to which you are not otherwise entitled. You acknowledge and agree that this Retirement Package constitutes adequate legal consideration for the promises and representations made by you in this Retirement Agreement.
5.1Retirement Payment: The Company agrees to provide you with a retirement payment of $292,500 (which is equal to nine (9) months of your current base salary) less all appropriate federal and state income and employment taxes (“Retirement Payment”). This Retirement Payment will be provided to you on a date no later than thirty (30) days following the Effective Date (as that term is defined in Section 9.2 below).

5.2Continuation of Group Health Benefits: The Company will pay the premiums required to continue your health care coverage for nine (9) months, beginning April 2015 through December 31, 2015, under the applicable provisions of COBRA, provided that you elect to continue and remain eligible for these benefits under COBRA, and do not obtain health coverage through another employer/entity during this period. COBRA coverage is not automatic; you must timely elect it. The Company cannot make the COBRA election for you. Please carefully review the COBRA information that will be sent to you via US mail.
5.3Equity Acceleration. Effective on the Separation Date, the Company will accelerate the vesting of a portion of certain awards of restricted stock units (“RSUs”) previously granted to you that would otherwise remain unvested on such date, as follows:
5.3.1Of the 6,154 unvested RSUs subject to an award granted to you on July 2, 2012 (Award ID EPF1270003), a total of 3,077 RSUs will be treated as vested as of the Separation Date and the remaining unvested RSUs subject to such award shall be canceled;
5.3.2Of the 10,000 unvested RSUs subject to an award granted to you on July 2, 2012 (Award ID ETF1270003), a total of 8,333 RSUs will be treated as vested as of the Separation Date and the remaining unvested RSUs subject to such award shall be canceled; and
5.3.3Of the 12,187 unvested RSUs subject to an award granted to you on July 1, 2013 (Award ID EPF1370003), a total of 6,093 RSUs will be treated as vested as of the Separation Date and the remaining unvested RSUs subject to such award shall be canceled.
You will have taxable compensation income equal to the market price of the shares issuable to you in settlement of the foregoing RSUs on or about March 27, 2015, which will be reported on your 2015 Form W-2 and be subject to tax withholding. The Company will deduct a number of shares otherwise issuable to you in settlement of such RSUs having a value sufficient to cover your required minimum tax withholding, unless you have made alternative arrangements to pay these taxes.
The vesting of no portion of the unvested RSUs subject to an award granted to you on July 1, 2014 (Award ID EPF14070003) will be accelerated, and such award shall be canceled in its entirety on your Separation Date.
6.General Release: You unconditionally, irrevocably and absolutely release and discharge the Company, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of the Company, past and present, as well as the Company’s employees, officers, directors, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, your employment with the Company, the termination of your employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with your employment with the Company. This release is intended to have the broadest possible application and includes, but is not limited to, any claims of tortious or other wrongful termination, constructive discharge, harassment, discrimination or retaliation (on any basis including, but not limited to, age, sex, sexual orientation, national origin, race, religion, disability, or medical condition), invasion of privacy, defamation, slander, libel, intentional or negligent infliction of emotional distress, breach of contract, breach of the implied covenant of good faith and fair dealing, or any claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, the California Labor Code, the California Fair Employment and Housing Act, and all claims for attorneys’ fees, costs and expenses. You expressly waive your right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by you or on your behalf, related in any way to the matters released herein. However, this general release is not intended to bar any claims that, by statute, may not be waived, such as claims for workers’ compensation benefits, unemployment insurance benefits, and any challenge to the validity of your release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Retirement Agreement.
7.California Civil Code Section 1542 Waiver: You expressly acknowledge and agree that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
In addition, you hereby knowingly and voluntarily waive any protection that may exist under any comparable or similar statutes and principles of common law or any other state laws as it pertains to the enforcement of the releases provided in this paragraph.
8.Representation Concerning Filing of Legal Actions and Complaints: You represent that, as of the date of this Retirement Agreement, you have not (i) filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Company or any of the other Released Parties in any court or with any governmental agency or (ii) complained about or opposed any public safety or health issue involving the Company, or any violation of any law or regulation by or at the Company including without limitation with respect to government funds or contracts.
9.Older Workers’ Benefit Protection Act: This Retirement Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). You are advised, by this Retirement Agreement, to consult with an attorney before executing this Retirement Agreement.
9.1Acknowledgments/Time to Consider: You acknowledge and agree that (a) you have read and understand the terms of this Retirement Agreement; (b) you have been advised in writing to consult with an attorney before executing this Retirement Agreement; (c) you have obtained and considered such legal counsel as you deems necessary; (d) you have been given twenty-one (21) days to consider whether or not to enter into this Retirement Agreement; and (e) by signing this Retirement Agreement, you acknowledge that you do so freely, knowingly, and voluntarily.
9.2Revocation/Effective Date: This Retirement Agreement shall not become effective or enforceable until the eighth day after you sign this Retirement Agreement. In other words, you may revoke your acceptance of this Retirement Agreement within seven (7) days after the date you sign it. Your revocation must be in writing and received by 5:00 p.m. Pacific Time on the seventh day in order to be effective. If you do not revoke acceptance within the seven (7) day period, your acceptance of this Retirement Agreement shall become binding and enforceable on the eighth day (“Effective Date”) after you sign it. The Retirement Package shall become due and payable in accordance with Section 5, provided this Retirement Agreement has not been revoked.
9.3Preserved Rights of Employee: This Retirement Agreement does not waive or release any rights or claims that you may have under the Age Discrimination in Employment Act that arise after the execution of this Retirement Agreement. In addition, this Retirement Agreement does not prohibit you from challenging the validity of this Retirement Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.
10.Non-Disparagement: You agree that you will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of the Company or any of the other Released Parties or in any way impede or interfere with the professional relationships of the Company.
11.Confidentiality and Return of Company Property: You understand and agree that as a condition of receiving the Retirement Package in Section 5, all Company property must be returned to the Company on or before the Separation Date. By signing this Retirement Agreement, you represent and warrant that you will have returned to the Company on or before the Separation Date, all Company property, data and information belonging to the Company and agree that you will not use or disclose to others any confidential or proprietary information of the Company or the Released Parties. You further agree to comply with the continuing obligations regarding confidentiality set forth in the surviving provisions of the Company’s Proprietary Information and Inventions Agreement. In addition, you agree to keep the terms and conditions of this Retirement Agreement confidential, except that you may discuss this Retirement Agreement with your immediate family and attorney or accountant, if any, as needed, but in no event should you discuss this Retirement Agreement or its terms with any current or prospective employee of the Company.

12.Non-Solicitation: You understand and agree that the Company’s customers and information regarding the Company's customers and prospective customers are proprietary and constitute trade secrets. You agree that following the Separation Date you will not, directly or indirectly, separately or in association with others, use Company proprietary information or trade secrets to interfere with, impair, disrupt or damage the Company's relationship with any of its customers or prospective customers. You further agree that for a period of one (1) year following the Separation Date, you will not, directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage the Company’s relationship with any of its employees.
13.No Admissions: By entering into this Retirement Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Retirement Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.
14.Full Defense: This Retirement Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by you in breach hereof.
15.Severability: In the event any provision of this Retirement Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.
16.Applicable Law: The validity, interpretation and performance of this Retirement Agreement shall be construed and interpreted according to the laws of the State of California, without regard to its conflict of laws principles.
17.Entire Agreement; Modification: This Retirement Agreement, including the surviving provisions of any Proprietary Information and Inventions Agreement previously executed by you and the Company and incorporated herein by reference, is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter. This Retirement Agreement may be amended only by a written instrument executed by all parties hereto.

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18.Accepting this Retirement Agreement: To accept this Retirement Agreement, please date and sign as indicated below no later than March 13, 2015, and return it to Anni Dang, HR Department, at 2100 Logic Drive, San Jose, CA 95124.  If the Company does not receive a timely executed copy of the Retirement Agreement, the offer of the Retirement Package described in Section 5 above shall expire.

We wish you the best in your future endeavors and thank you for your contributions to the Company.
Sincerely,
/s/ Marilyn Stiborek Meyer
Marilyn Stiborek Meyer
Senior Vice President
Worldwide Human Resources

AGREEMENT OF FRANK TORNAGHI

By signing below, I acknowledge that I have had the opportunity to review this Retirement Agreement carefully, I understand each and every term contained in this Retirement Agreement and I voluntarily agree to them.

Dated: March 11, 2015         By:/s/ Frank Tornaghi_________________
FRANK TORNAGHI